Unaudited Pro-Forma Combined Financial Information

On March 29, 2013, Receivable Acquisition & Management Corporation, a Delaware corporation (“RAMCO”, or “the Company”), Cornerstone Program Advisors LLC, a Delaware limited liability company (“Cornerstone”) and Sustainable Energy Industries, Inc. a Delaware corporation (“Sustainable”), entered into a definitive merger agreement (the “Agreement”). The merger was completed on May 15, 2013. Pursuant to the terms of the Agreement, two wholly-owned subsidiaries of the Company were separately merged into Sustainable and Cornerstone, with Sustainable and Cornerstone surviving as individual subsidiaries of the Company (the “Merger”). In connection with the Merger, the Company entered into a voluntary share exchange transaction (the “Exchange”) whereby the Company acquired all of the issued and outstanding membership units of Cornerstone and the issued and outstanding shares of Sustainable in exchange for the issuance to the members of Cornerstone and issuance to the shareholders of Sustainable an aggregate of approximately 176,400,000 shares of Common Stock of the Company. After the Merger the members of Cornerstone and Sustainable held 90% of the outstanding common stock in the Company.

The unaudited pro forma condensed combined financial statements presented as of and for the six months ended March 31, 2013, and for the fiscal year ended September 30, 2012, include historical financial information of the Company that has been derived from its historical financial statements as of and for the six months ended March 31, 2013, and for the fiscal year ended September 30, 2012. The financial information of Cornerstone and Sustainable has been derived from its historical financial records as of and for the six months ended March 31, 2013, and for its fiscal year ended December 31, 2012.

The unaudited pro forma condensed combined statement of operations for the six months ended March 31, 2013, and for the year ended September 30, 2012, gives effect to the Merger as if it had occurred on October 1, 2011 .The unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred on March 31, 2013.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the transaction; (ii) factually supportable; and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results.

The pro forma adjustments have been developed based on assumptions and estimates, including assumptions relating to the consideration to be paid and the allocation of the purchase price to the assets acquired and liabilities assumed based on preliminary estimates of fair value. The final purchase price and the purchase price allocation may differ from that reflected in the unaudited pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized. These differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the Company would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or financial position.

Unaudited Condensed Combined Pro Forma Balance Sheet at

March 31, 2013

	RAMCO	Cornerstone	Sustainable	Pro Forma Adjustments (1)	Adjusted Pro Forma Totals
ASSETS
Current Assets
Cash and cash equivalents	$41,059	$44,421	$215	$-	$85,695
Accounts receivable	-	322,900	-	-	322,900
Total Current Assets	$41,059	$367,321	$215	$-	$408,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$8,844	$97,205	$1,902	$(8,844)	$99,107
Due to shareholders	-	2,000	7,621	-	9,621
Total Current Liabilities	8,844	99,205	9,523	(8,844)	108,728
Stockholders’ Deficit
Common Stock	18,699	-	-	168,291	186,990
Additional paid-in capital	725,433	-	-	(725,433)	-
Accumulated (deficit) equity	(711,917)	268,116	(9,308)	565,986	112,877
Total Stockholders’ Equity	32,215	268,116	(9,308)	8,844	299,867
Total Liabilities and Stockholders’ Equity	$41,059	$367,321	$215	$-	$408,595

(1)

Adjustments represent effects to the combined financial statements assuming the reverse merger occurred on March 31, 2013 and the members/shareholders of Cornerstone and Sustainable acquired 90% of RAMCO’s common stock.

Unaudited Condensed Combined Pro Forma Statements of Operations -

Year Ended September 30, 2012

	RAMCO - Year Ended September 30, 2012	Cornerstone - Year Ended December 31, 2012	Sustainable - Year Ended December 31, 2012	Pro Forma Adjustments (2)	Adjusted Pro Forma Totals

Revenue	$84,535	$709,024	$-	$(84,535)	$709,024
Other income	891	2,013	-	(891)	2,013
Total Income	85,426	711,037	-	(85,426)	711,037

Consulting fees	-	419,054	-	-	419,054
General and administrative	90,877	28,420	13,641	(90,877)	42,061
Total Operating Expenses	90,877	447,474	13,641	(90,877)	461,115

Other Income/Expenses
Interest income	88	-	-	(88)	-
Impairment of notes receivable	(165,000)	-	-	165,000	-
Debt relief	22,025	-	-	(22,025)	-
Total Other Income/Expenses	$(142,887)	-	-	142,887	-
Net (Loss) Income	(148,338)	$263,563	$(13,641)	$148,338	$249,922

Basic and diluted loss per share	(0.01)

Weighted average shares of common stock outstanding - basic	17,948,896

(2)  The Pro-Forma adjustment gives effect to the Merger as if it occurred at the beginning of the period, with the operations of Cornerstone and Sustainable becoming the ongoing operations of the combined company.

Unaudited Condensed Combined Pro Forma Statements of Operations -

Six Months Ended March 31, 2013

	RAMCO	Cornerstone	Sustainable	Pro Forma Adjustments (2)	Adjusted Pro Forma Totals

Revenue	$25,305	$366,236	$-	$(25,305)	$366,236
Other income	24	-	-	(24)	-
Total Income	25,329	366,236	-	(25,329)	366,236

Consulting fees		333,037	-	-	333,037
General and administrative	40,906	17,965	23,866	(40,906)	41,831
Total Operating Expenses	40,906	351,002	23,866	(40,906)	374,868
Net (Loss) Income	$(15,577)	$15,234	$(23,866)	$15,577	$(8,632)

Basic and diluted loss per share	$(0.00)

Weighted average shares of common stock outstanding - basic	17,948,896

(2)

The Pro-Forma adjustment gives effect to the Merger as if it occurred at the beginning of the period, with the operations of Cornerstone and Sustainable becoming the operations of the combined company.

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